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                                                                    EXHIBIT 11.1

                              CHEMTRAK INCORPORATED

                     COMPUTATION OF INCOME (LOSS) PER SHARE

                                                       Three months ended                    Six months ended
                                                            June 30,                              June 30,
                                                 ------------------------------        ------------------------------
                                                    1996               1995               1996                1995
                                                 -----------        -----------        -----------        -----------
Weighted average common shares outstanding         9,773,000          9,660,000          9,743,000          9,587,000
                                                 ===========        ===========        ===========        ===========
Net Income (loss)                                $(2,133,000)       $(1,115,000)       $(3,629,000)       $(3,482,000)
                                                 ===========        ===========        ===========        ===========
Net Income (loss) per share                      $     (0.22)       $     (0.12)       $     (0.37)       $     (0.36)
                                                 ===========        ===========        ===========        ===========


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